As filed with the Securities and Exchange Commission on April 4, 2006

                                                     Registration No. 333-126295
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                             _______________________

                                 AMENDMENT NO. 1
                                       ON
                                    FORM S-1
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

                             _______________________


                           MEDICAL NUTRITION USA, INC.
             (Exact name of registrant as specified in its charter)


                 Delaware                                  11-3686984
     (State or other jurisdiction of                   (I.R.S. Employer
      incorporation or organization)                 Identification Number)

                             _______________________

                              10 West Forest Avenue
                           Englewood, New Jersey 07631
                                 (201) 569-1188
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                             _______________________

                                Francis A. Newman
                             Chief Executive Officer
                           Medical Nutrition USA, Inc.
                              10 West Forest Avenue
                           Englewood, New Jersey 07631
                                 (210) 569-1188
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                             _______________________

                                    Copy to:

                             Thomas E. Hartman, Esq.
                               Foley & Lardner LLP
                         500 Woodward Avenue, Suite 2700
                                Detroit, MI 48236
                                 (313) 234-7100

                             _______________________

         Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement as determined by the selling securityholders.

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Commission, acting pursuant to
Section 8(a), may determine.

================================================================================

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities nor does it solicit an offer to buy these securities in any state or other jurisdiction where the offer or sale is not permitted.

                              SUBJECT TO COMPLETION
                               dated April 4, 2006

                           MEDICAL NUTRITION USA, INC.

           Class A Warrants to Purchase 730,000 Shares of Common Stock
          Class B Warrants to Purchase 4,769,992 Shares of Common Stock
                        10,829,250 Shares of Common Stock

         This prospectus relates solely to the offer and sale by the selling securityholders identified in this prospectus of: (i) Class A warrants to purchase up to 730,000 shares of our common stock, (ii) Class B warrants to purchase up to 4,769,992 shares of our common stock, and (iii) up to 10,829,250 shares of our common stock. We refer to the Class A warrants and Class B warrants throughout this prospectus collectively as the "Warrants." The rights, preferences and privileges of the Warrants and our common stock are described under the heading "Description of Securities" beginning on page 17. Of the shares of common stock registered by this prospectus, 5,672,728 are issuable upon exercise of warrants, including the Warrants, and 5,156,522 are issuable upon conversion of principal and interest under convertible promissory notes held by certain selling securityholders (collectively, the "Notes").

         The selling securityholders are offering all of the Warrants and shares of common stock to be sold in the offering, but they are not required to sell any of these Warrants or shares. We will not receive any of the proceeds from the sale of our Warrants or common stock by the selling securityholders; however, we will receive proceeds from the exercise of the Warrants to the extent they are exercised. We will bear all expenses (other than selling commissions and fees and expenses of counsel or other advisors to the selling securityholders) relating to this offering.

         The selling securityholders may sell these Warrants and shares of common stock from time to time in various types of transactions, including in the principal market on which our common stock is traded or listed or in privately negotiated transactions. If any broker-dealers are used by the selling securityholders, any commissions paid to broker-dealers and, if broker-dealers purchase any Warrants or shares of our common stock as principals, any profits received by such broker-dealers on the resale of such Warrants or shares of our common stock, may be deemed to be underwriting discounts or commissions under the Securities Act of 1933, as amended. In addition, any profits realized by the selling securityholders may be deemed to be underwriting commissions if any such selling securityholder is deemed an "underwriter" as defined in the Securities Act of 1933, as amended.

         Our common stock is traded on the OTC Bulletin Board under the symbol "MDNU.OB." The closing price per share of our common stock as reported by the OTC Bulletin Board on April 3, 2006, was $4.55. The Class A Warrants and the Class B Warrants are trading on the OTC Bulletin Board under the symbols "MDNUW.OB" and "MDNUZ.OB", respectively, although the continuation of an active trading market in the Warrants is beyond our control.

         Investing in our Warrants or common stock involves significant risks. See "Risk Factors" beginning on page 5 to read about factors you should consider before buying our Warrants or common stock.

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

         You should rely only on the information contained in this prospectus or in the Securities and Exchange Commission reports incorporated by reference into this prospectus. Neither we nor the selling securityholders have authorized anyone to provide you with information different from that contained in this prospectus or those reports. The selling securityholders are offering to sell, and seeking offers to buy, our Warrants and shares of our common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our Warrants or common stock.

                         Prospectus dated _______, 2006

                                TABLE OF CONTENTS

WHERE YOU CAN FIND MORE INFORMATION...........................................1

INCORPORATION OF DOCUMENTS BY REFERENCE.......................................1

FORWARD-LOOKING STATEMENTS....................................................2

PROSPECTUS SUMMARY............................................................3

RECENT DEVELOPMENT............................................................5

RISK FACTORS..................................................................5

USE OF PROCEEDS...............................................................9

DETERMINATION OF OFFERING PRICE...............................................9

SELLING SECURITYHOLDERS......................................................10

PLAN OF DISTRIBUTION.........................................................14

DESCRIPTION OF SECURITIES TO BE REGISTERED...................................16

LEGAL MATTERS................................................................17

EXPERTS......................................................................17

                       WHERE YOU CAN FIND MORE INFORMATION

         We have filed with the Securities and Exchange Commission a registration statement on Form S-1, including exhibits, schedules and amendments, under the Securities Act of 1933, as amended, with respect to the Warrants and shares of common stock to be sold in this offering. This prospectus does not contain all the information included in the registration statement. For further information about us and the Warrants and shares of our common stock to be sold in this offering, please refer to the registration statement.

         We are subject to the information and reporting requirements of the Securities Exchange Act of 1934, as amended, and file and furnish to our securityholders annual reports containing financial statements audited by our independent auditors. We also make available to our securityholders quarterly reports containing unaudited financial data for the first three quarters of each fiscal year as well as proxy statements and other information required to be filed with the Securities and Exchange Commission.

         You may read and copy any contract, agreement or other document referred to in this prospectus and any portion of our registration statement or any other information from our filings with the Securities and Exchange Commission at the Securities and Exchange Commission's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. You can request copies of these documents, upon payment of a duplicating fee, by writing to the Securities and Exchange Commission. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information about the public reference rooms. Our filings with the Securities and Exchange Commission, including our registration statement, are also available to you on the Securities and Exchange Commission's Web site, http://www.sec.gov.

                     INCORPORATION OF DOCUMENTS BY REFERENCE

         The Securities and Exchange Commission allows us to incorporate by reference the information that we file with it. This means that we can disclose information to you by referring you to other documents. The documents that have been incorporated by reference into this prospectus are an important part of this prospectus, and you should review that information in order to understand the nature of any investment in our Warrants or our common stock. Information contained in this prospectus automatically updates and supersedes previously filed information. We are incorporating by reference the documents listed below and all of our filings under the Securities Exchange Act of 1934, as amended, after the date of filing of the initial registration statement and prior to the effectiveness of the registration statement.

         o our Annual Report on Form 10-KSB, as amended, for the fiscal year ended January 31, 2005

         o our Quarterly Report on Form 10-QSB, as amended, for the fiscal quarters ended April 30, 2005, July 31, 2005 and October 31, 2005.

         o our proxy statement dated May 3, 2005 relating to our annual meeting of shareholders held on June 7, 2005

         o our Current Reports on Form 8-K filed on August 24, 2005, February 7, 2006 and February 14, 2006.

         These reports and documents may be accessed through the "Investor Relations" portion of our website, http://www.pro-stat.info. If you would like a copy of any of these reports and documents, at no cost, please write or call us at:

                           Medical Nutrition USA, Inc.
                              10 West Forest Avenue
                           Englewood, New Jersey 07631
                            Attn: Corporate Secretary
                            Telephone: (201) 569-1188

         You should only rely upon the information included in or with, or incorporated by reference into, this prospectus or in any prospectus supplement that is delivered to you. We have not authorized anyone to provide you with additional or different information. You should not assume that the information included in or with, or incorporated by reference into, this prospectus or any prospectus supplement is accurate as of any date later than the date on the front of the prospectus or prospectus supplement.

                           FORWARD-LOOKING STATEMENTS

         This prospectus may contain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act. Forward-looking statements are identified by words such as "believe," "anticipate," "expect," "intend," "plan," "will," "may," and other similar expressions. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances are forward-looking statements.

         We wish to caution readers that these forward-looking statements are only predictions and that our business is subject to significant risks. The factors discussed herein, and other important factors, in some cases have affected, and in the future could affect, our actual results and could cause our actual consolidated results for our current fiscal year, and beyond, to differ materially from those expressed in any forward-looking statements made by us or on our behalf. These risks include, but are not limited to:

         o A significant amount of our revenue is derived from two customers;

         o unanticipated costs and expenses related to our marketing plan;

         o        our inability to implement our business strategy;

         o        our inability to manage our growth;

         o our ability to identify alternative sources of supply for our products;

         o the uncertainties associated with obtaining and enforcing proprietary rights important to our business;

         o        competition from other products;

         o        failure to obtain market acceptance; and

         o the uncertainty of the timing of product introductions and of sales growth.

         You should read this prospectus and the registration statement of which this prospectus is a part completely and with the understanding that our actual future results may be materially different from what we expect. We qualify all of the forward-looking statements in this prospectus by these cautionary statements.

                               PROSPECTUS SUMMARY

         You should read the following summary together with the more detailed information regarding us, the sale of our Warrants and common stock in this offering by the selling securityholders, our consolidated financial statements and the notes to those consolidated financial statements that accompany this prospectus. You should also carefully consider the factors described under the heading "Risk Factors" on page 5. Throughout this prospectus we refer to Medical Nutrition USA, Inc. as "we," "us," "our" and "ours."

                                  Our Business

         We develop and distribute nutritional supplements for use in long-term care facilities, hospitals, dialysis clinics and bariatric surgery clinics. Some of our products are also sold through health food stores under private label or licensing agreements.

         During the past year, we have continued to implement our strategy to increase sales of our own branded products, primarily to nursing homes, nursing home distributors, dialysis clinics, bariatric surgery clinics and their patients. These products include Pro-Stat(TM), an enzymatic hydrolyzed, liquid protein supplement used to treat unintended weight loss, malnutrition and pressure ulcers, and the pbs Nutritional Support System(TM), a line of nutritional supplements used to treat the nutritional risks that often result from bariatric surgery.

         Our strategy includes increasing the number of our nursing homes, dialysis and bariatric surgery clinic customers who utilize our products through expansion of our sales force and through a network of consultant dietitians, and sales representatives. We also use advertising and exhibitions at trade shows that focus on long-term care, dialysis and bariatric surgery. As a result of this strategy, sales of our branded products increased over 405% for the fiscal year ended January 31, 2005 compared to the prior fiscal year, and increased 119% in the fiscal quarter ended April 30, 2005 compared to the same quarter of the previous fiscal year.

         In the past year, we have developed and successfully marketed a number of new products, including alternative formulations and packaging for our Pro-Stat(TM) liquid protein supplement product. These new products have expanded the potential uses of Pro-Stat(TM) to patients covered under Medicare Part B, those receiving supplements as a Med Pass item and dialysis patients who are covered under Medicaid.

         We believe that the success of our strategy will depend upon the quality and effectiveness of our products, our ability to establish brand name recognition for our products, our ability to continue to develop new products, as well as the ability of our management and sales force to implement and execute our strategy.

         We were incorporated in New Jersey in December 1981 under the name Medical Nutrition, Inc. In March 1990, the Company completed the initial public offering of its common stock and later changed its name to Gender Sciences, Inc. In 2003, we changed our name to Medical Nutrition USA, Inc. and reincorporated into the State of Delaware. Our principal executive offices are located at 10 West Forest Avenue, Englewood, New Jersey 07631. Our telephone number is (201) 569-1188. Our website is located at www.mdnu.com. We do not consider information contained on, or that can be accessed through, our website to be part of this prospectus.

         "Medical Nutrition USA," "Pro-Stat," "Fiber-Stat" and "pbs Nutritional Support System" are trademarks of ours. This prospectus also refers to trademarks and trade names of other companies and organizations, and these trademarks and trade names are the property of their respective owners.


                                  The Offering

Class A warrants offered in the offering                        Class A warrants to purchase up to 730,000 shares of common stock, $.50 per share exercise price, July 31, 2006
                                                                expiration date

Class B warrants offered in the offering                        Class B warrants to purchase up to 4,769,992 shares of
                                                                common stock, $.75 per share exercise price, July 31, 2006 expiration date

Common stock offered in this offering                           Up to 10,829,250 shares

Common stock to be outstanding after this offering              13,734,215 (1)

Use of proceeds                                                 All of the net proceeds from the sale of our Warrants and
                                                                common stock covered by this prospectus will be received by the selling securityholders who offer and sell our Warrants and shares of our common stock. We will not receive any
                                                                proceeds from the sale of our Warrants or common stock
                                                                offered by the selling securityholders, although we will
                                                                receive proceeds from the exercise of the Warrants held by the selling securityholders to the extent they are
                                                                exercised.  The proceeds we would receive if all the
                                                                Warrants were exercised would be approximately $3.9
                                                                million.  These proceeds, if any, will be used for general corporate purposes.

Common Stock OTC Bulletin Board symbol                          "MDNU.OB"

Class A Warrants OTC Bulletin Board Symbol                      "MDNUW.OB"

Class B Warrants OTC Bulletin Board Symbol                      "MDNUZ.OB"

---------------------------

(1) Unless the context indicates otherwise, all share and per-share information in this prospectus is based on 4,062,181 shares of our common stock outstanding as of March 17, 2006. Shares of common stock to be outstanding after this offering assumes that all shares registered under this prospectus, including shares to be issued upon exercise of warrants, including the Warrants, and shares to be issued upon conversion of convertible notes, are acquired and sold by the selling securityholders. Unless the context indicates otherwise, all other share and per-share information in this prospectus assumes no conversion of convertible notes or exercise of warrants or other rights to acquire our common stock outstanding as of March 17, 2006.

                               RECENT DEVELOPMENT

         On February 13, 2006, we sent a notice to Warrant holders exercising our right under the Warrants to accelerate the expiration date of the Warrants to March 30, 2006. On March 17, 2006, we extended the expiration date of the Warrants to April 14, 2006. As a result, any Class A and Class B Warrants that are not exercised by the close of business on April 14, 2006 will expire and any rights under those Warrants will terminate and be of no further force or effect after that date.

         The termination date was accelerated pursuant to Section 3.10 of the applicable Warrant Agreement. These provisions are substantially identical for both the Class A and Class B Warrants, and provide us with the option to require that Warrant holders exercise their Warrants if the reported sale price of our common stock has been at or above $4.00 per share for any ten consecutive trading days during the thirty day period immediately preceding the date a warrant acceleration notice is sent. Our common stock traded at or above $4.00 per share on each trading day from January 23, 2006 through February 10, 2006.
Section 3.10 provides Warrant holders with 45 days from the date of the warrant acceleration notice to exercise their Warrants.

                                  RISK FACTORS

         Investment in our Warrants or common stock involves a high degree of risk. You should carefully consider the risks described below together with all of the other information included in or accompanying this prospectus before making an investment decision. The risks and uncertainties described below are not the only ones we face. If any of the following risks actually occur, our business, financial condition or results of operations could suffer. In that case, the trading price of our Warrants or common stock could decline, and you may lose all or part of your investment.

                          Risks Related to Our Business

We are marginally profitable and we may not be able to sustain profitability.

         In the fiscal year ended January 31, 2005, our net loss was approximately $332,200, and through October 31, 2005, we had an accumulated deficit of $12,377,600. For the nine months ended October 31, 2005, our net income was approximately $26,100. We cannot guaranty that we will ever achieve sustainable profitability selling our existing products or that we will be able to successfully develop and market profitable new products in the future. If we fail to achieve sustainable profitability, the price of our stock will likely decline.

We generate a significant amount of revenue from two customers.

         For the nine months ended October 31, 2005, two customers accounted for approximately 35% of our total revenue. We do not have written agreements with these customers and, as a result, we do not know if these customers will continue to order our products, and if so, whether the orders will continue to be placed in amounts similar to the amounts these customers have purchased in the past. If these customers stop purchasing our products or purchase them in significantly smaller quantities than they have in the past, our sales would materially decrease which could harm our business.

We may not be able to implement our business strategy.

         Our strategy includes increasing the sales of our branded products and developing new products. We may encounter problems, delays and/or increased expenses implementing this strategy, including problems, delays and expenses that are beyond our control. These may include:

         o unanticipated costs and expenses related to marketing and branding our products,

         o unanticipated costs and expenses related to the acquisition or development of new products, and

         o        unanticipated competition.

         If we are unable to implement our strategy, our ability to sell products and generate revenue from product sales may be harmed or delayed.

If we don't successfully manage any growth we experience, we may suffer increased expenses without any corresponding increase in sales revenue.

         Our business is growing at a rapid rate. This growth may place a significant strain on our management, financial and other resources. Our ability to manage future growth, if any, will depend upon our ability to identify, attract, motivate, train and retain skilled managerial, financial, business development, sales and marketing and other personnel. Competition for these employees is intense. Moreover, our growth will require us to integrate and manage an increasing number of employees as well as operational and financial systems. As a result we may have to increase our expenses before we generate corresponding revenues based on our growth, and any failure to manage growth, if attained, could have a negative impact on our financial condition and operations, which may cause our stock price to decline.

We are dependent on a limited number of sources of supply for many of our products. If there is an interruption in supply of any of our products, our sales may suffer.

         We are dependent on a limited number of sources of supply for many of our products. We engage our suppliers to manufacture our products according to our specifications, and we rely on these suppliers to comply with all applicable government regulations and manufacturing guidelines. We cannot guarantee that our third party suppliers will be able to provide adequate supplies of products in a timely fashion or that such suppliers will comply with applicable government regulations. If we are unable to renew or extend an agreement with a third party supplier, if an existing agreement is terminated or if a third party supplier otherwise cannot meet our need for a product or is not in compliance with applicable government regulations or manufacturing guidelines, we may not be able to obtain an alternative source of supply in a timely manner, or at all. As a result, we may be unable to continue to market the affected product as planned and could be required to abandon or divest ourselves of this product line altogether.

We may need additional financing. If we are unable to obtain any needed additional financing, we may be unable to implement our business strategy.

         Although we believe that we have sufficient cash on hand to fully implement our business strategy for our 2006 fiscal year, our future capital requirements will depend on many factors, including:

         o        the cost of our sales and marketing activities,

         o        the cost of educational programs for our markets,

         o        competing product and market developments,

         o        the cost of developing new products,

         o        the cost of expanding our operations, and

         o        our ability to generate positive cash flow from sales.

         Additional financing, if necessary, may not be available on acceptable terms, if at all. If additional funds are needed, but not available, we might be required to curtail significantly or defer one or more of our marketing programs or to limit or postpone obtaining or developing new products. If we raise additional funds through the issuance of equity securities, the percentage ownership of our then-current securityholders may be reduced and such equity securities may have rights, preferences or privileges senior to those of the holders of our common stock. If we raise additional funds through the issuance of additional debt securities, these new securities would have certain rights, preferences and privileges senior to those of the holders of our common stock, and the terms of these debt securities could impose restrictions on our operations.

If we are unable to maintain our existing proprietary rights or to obtain new proprietary rights, our competitive position could be harmed.

         We believe that our trademarks, trade secrets, copyrights and other proprietary rights will continue to contribute to our success and competitive position. While some of our products incorporate patented uses, most of our business is not protected by patents. Nevertheless, if we fail to maintain our existing rights or cannot develop additional rights in the future, our competitive position may be harmed.

         We intend to take the actions that we believe are necessary to protect our trademarks, trade secrets and other proprietary rights, but we may not be successful in doing so, or we may be unable to do so on commercially reasonable terms. Our trademarks and the products we offer may also conflict with or infringe upon the proprietary rights of third parties many of whom have far greater resources to prosecute or defend intellectual property litigation. If we have to prosecute or defend any such litigation or face challenges to our proprietary rights, our financial condition and business could be harmed.

                          Risks Related to Our Industry

We face significant competition in our industry, and most of our competitors have substantially greater resources than we do.

         Competition in the nutritional supplement industry consists of established companies that sell branded products which have achieved a high level of customer awareness. Nearly all of our competitors and potential competitors have substantially greater financial resources, more extensive business experience and more personnel than we do. Our ability to compete will depend on the timeliness of the development of our products and our ability to market our products effectively. If a larger company with significant financial resources were to compete directly with us in particular market segments, we cannot assure you that we would be able to compete successfully with such a competitor or operate profitably under those circumstances.

We may be exposed to product liability claims not covered by insurance.

         Our business involves exposure to product liability risks that are inherent in the production, manufacture and distribution of nutritional products. Although we believe that we currently carry and intend to maintain a comprehensive multi-peril liability package, we cannot guarantee that this insurance will be sufficient to cover all possible liabilities or that we will be able to secure additional coverage as the commercialization of our products increases. A successful suit against us could negatively impact our business and financial condition if the amounts involved are material.

Our products are subject to significant government regulation.

         Certain of our products and potential products are or will be subject to government regulation. Our current products are regulated by the Food and Drug Administration (the "FDA") and are subject to labeling requirements, good manufacturing practice regulations and certain other regulations designed to ensure the safety of the products.

         Claims we make in labeling and advertising our products are also subject to regulation by the FDA as well as the Federal Trade Commission, the Consumer Product Safety Commission and various state agencies under their general authority to prevent false, misleading and deceptive trade practices. Although we believe that we are in compliance with all existing regulations, we remain subject to the risk that our products or marketing systems could be found not to be in compliance with applicable laws or regulations. Failure to comply with such requirements can result in adverse regulatory action, including injunctions, civil or criminal penalties, product recalls or the relabeling, reformulation or possible termination of certain products, any of which could negatively affect our business.

         In addition, our current and potential products may become subject to further regulation in the future. The burden of such regulation could add materially to the costs and risks of our development and marketing efforts. We cannot guaranty that we will be able to obtain any required approvals or comply with any new regulations if our products become subject to additional governmental regulation in the future.

                Risks Related to an Investment in Our Securities

The number of shares that may be sold in the market as a result of this offering is large, which may cause the price of our common stock to decline.

         As of March 17, 2006, 4,062,181 shares of our common stock were outstanding. We are registering pursuant this prospectus 10,829,250 shares of our common stock that are issuable upon exercise of warrants or conversion of the Notes held by certain securityholders. These shares, upon acquisition, unless held by "affiliates," will be freely tradable without restriction or further registration under federal securities laws immediately following this registration.

         Sales of a substantial number of shares of our common stock in the public markets, or the perception that these sales may occur, could cause the market price of our stock to decline and could materially impair our ability to raise capital through the sale of additional equity securities.

The market price of our common stock could be volatile and your investment could suffer a decline in value.

         There has been a very limited public market for our common stock, and we do not know whether investor interest in our business will lead to the development of a more active trading market in the future. Furthermore, in recent years the stock market in general, and the shares of healthcare product companies in particular have experienced price fluctuations. This volatility has had a substantial effect on the market prices of securities issued by many companies for reasons unrelated to the operating performance of the specific companies. As a result, the market price for our common stock is likely to be volatile and could be susceptible to wide price fluctuations due to a number of internal and external factors, many of which are beyond our control, including:

         o quarterly variations in operating results and overall financial condition;

         o economic and political developments affecting the economy as a whole;

         o        short-selling programs;

         o        the stock market's perception of our industry as a whole;

         o        product innovations by others;

         o        proprietary rights disputes or litigation; and

         o sales of substantial numbers of shares of our common stock or securities convertible into or exercisable for our common stock.

         These broad market fluctuations may cause a reduction in the price of our common stock.

We have a small public float which results in a thin trading market for our shares.

         The public float of our common stock is small in comparison to our total shares outstanding on a fully diluted basis, resulting in a very thin public market for the trading of our shares. Trading volume on any single day seldom exceeds 1,000 shares. Limited trading volume entails a high degree of volatility in our stock price. In the twelve month period ended March 16, 2006, the high and the low bid price for shares of our common stock as quoted on the OTC Bulletin Board ranged from $2.40 to $5.03. This limited liquidity and volatile stock price will likely continue for the foreseeable future.

The application of the "penny stock" rules could adversely affect the market price of our common shares and increase your transaction costs to sell those shares.

         As long as the trading price of our common shares is below $5 per share, the open-market trading of our common stock will be subject to the "penny stock" rules. The penny stock rules impose additional sales practice requirements on broker-dealers who sell securities to persons other than established customers and accredited investors (generally those with assets in excess of $1 million or annual income exceeding $200,000, or $300,000 together with their spouses). For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchase of securities and have received the purchaser's written consent to the transaction before the purchase. Additionally, for any transaction involving a penny stock, unless exempt, the broker-dealer must deliver, before the transaction, a disclosure schedule prescribed by the Securities and Exchange Commission relating to the penny stock market. The broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative and current quotations for the securities. Finally, monthly statements must be sent disclosing recent price information on the limited market in penny stocks. These additional burdens imposed on broker-dealers may restrict the ability or decrease the willingness of broker-dealers to sell our common stock, and may result in decreased liquidity for our common stock and increased transaction costs for sales and purchases of our common stock as compared to other securities. These and other factors may make it difficult for our securityholders to sell their shares in the open market if and when eligible to do so.

We are controlled by a limited number of securityholders.

         As of March 17, 2006, our directors, officers and principal shareholders owned beneficially approximately 83% of our common stock. As a result, such securityholders have the ability to effectively control the election of our entire Board of Directors and our affairs in general, including all fundamental corporate transactions such as mergers, consolidations and the sale of substantially all of our assets.

Our certificate of incorporation authorizes our board of directors to issue shares of preferred stock.

         Our authorized capital includes 5,000,000 shares of preferred stock, none of which are issued or outstanding. Our board of directors, without additional securityholder approval, has the power to issue any or all of these authorized but unissued shares and to establish the rights, preferences and privileges of our preferred stock.

We do not intend to pay cash dividends.

         We have never paid cash dividends on our stock and do not anticipate paying any cash dividends in the foreseeable future.

                                 USE OF PROCEEDS

         The selling securityholders will receive all of the net proceeds from the sale of our Warrants and common stock offered by this prospectus. Accordingly, we will not receive any proceeds from the sale of the Warrants or our common stock. We will, however, receive proceeds from the exercise of the Warrants to the extent they are exercised. If all the Warrants were exercised, we would receive approximately $3.9 million. We will use the proceeds from the exercise of these Warrants, if any, for general corporate purposes.

                         DETERMINATION OF OFFERING PRICE

         The price at which our Warrants and common stock may be sold may be based on market prices prevailing at the time of sale, at prices relating to such prevailing market prices or at negotiated prices.

                             SELLING SECURITYHOLDERS

         The following table sets forth: (i) the name of each selling securityholder who may offer to resell our common stock or Warrants, (ii) the number of such securities beneficially owned by such selling securityholder,
(iii) the number of such securities that may be sold in this offering, and (iv) the number of such securities each selling securityholder will own after the offering, assuming the selling securityholders sell all of the securities offered. The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, as amended. Under such rule, beneficial ownership includes any shares as to which the selling securityholder has sole or shared voting power or investment power and also any such shares that the selling securityholder has the right to acquire within sixty (60) days. Percentage of beneficial ownership after the offering is based on 4,062,181 shares of our common stock outstanding as of March 17, 2006, and assumes only the securities of the applicable selling security holder are sold. Except where otherwise noted, the selling securityholders named in the following table have, to our knowledge, sole voting and investment power with respect to the shares beneficially owned by them.

                                               Beneficial Ownership                           Beneficial Ownership
                                                 Before Offering                                After Offering (1)
                                              ---------------------                         ------------------------
           Name                                     Number of          Number of Shares      Number of
                                                      Shares           Being Registered        Shares       Percent
---------------------------                   ---------------------  --------------------   ------------   ---------
Frank A. Newman                                     2,341,913 (2)              1,709,330        632,583       11.0%
The Ullman Family Partnership, LP                   2,380,661 (3)              1,792,000        588,661       10.1%
The Ullman Family Trust                               533,333 (4)                533,333             --         --
Lawrence Burstein                                     530,519 (5)                190,825        339,694        8.1%
Bruce Schonbraun                                      300,000 (6)                200,000        100,000        2.3%
Richard Schoninger                                    300,000 (7)                200,000        100,000        2.3%
Anthony Bernheim                                       40,000 (8)                 40,000             --         --
Burton Eichler                                         50,000 (9)                 50,000             --         --
I.B.B. Associates                                      40,000 (10)                40,000             --         --
Phillip Eichler                                        75,000 (11)                50,000         25,000          *
Andrew Horowitz                                       487,671 (12)               398,666         89,005        2.1%
Gene Terry                                            500,864 (13)               124,667        376,197        9.0%
Arnold Gans                                           916,396 (14)                89,600        826,796       20.1%
Barbara Goldin                                         44,800 (15)                44,800             --         --
Cricket Services, Ltd                                  44,800 (16)                44,800             --         --
Myra Gans                                             916,396 (17)                89,600        826,796       20.1%
Richard Braver                                         53,564 (18)                44,800          8,764          *
Leslie Slutsky                                        270,694 (19)               179,200         91,494        2.2%
Richard Rosenstock                                    104,292 (20)                50,000         54,292        1.3%
Steven Burns                                          117,425 (21)               110,619          6,806          *
Sue Berland                                           105,140 (22)                50,000         55,140        1.3%
Sidney David                                          149,331 (23)               149,331             --         --
Stephen Irwin Trust                                   298,663 (24)               298,663             --         --
Joseph S. Littenberg                                  224,000 (25)               224,000             --         --
Grand Slam LLC                                        348,667 (26)               298,667         50,000        1.1%
Peter Sudler                                          298,667 (27)               298,667             --         --
ATE Consulting Co.                                    597,331 (28)               597,331             --         --
Mark Rosenberg                                         41,275 (29)                14,931         26,344          *
Emily Fine                                             29,867 (30)                29,867             --         --
Hal Goldstein                                          29,867 (31)                29,867             --         --
Sai Devabhaktuni                                       29,867 (32)                29,867             --         --
Richard Kress                                          49,282 (33)                44,800          4,482          *
Steven Milner                                          44,800 (34)                44,800             --         --
Patrick Lander                                        149,331 (35)               149,331             --         --
Mark Rachesky                                         896,000 (36)               896,000             --         --
MHR Capital Partners LP                             1,752,112 (37)             1,752,112             --         --
MHR Capital Partners (100) LP                         234,020 (38)               234,020             --         --
Bernard Korman                                        275,114 (39)               177,778         97,336        2.3%
Barry Goldin                                           44,444 (40)                44,444             --         --
Unity Venture Capital Associates Ltd.                 259,825 (41)                11,625        248,200        6.1%
Kirlin Securities                                      50,000 (42)                50,000             --         --

---------------------
*    Less than 1%.

(1) Assumes all of the shares being offered under this prospectus will be sold by the selling securityholders.

(2) Consists of (a) 320,583 shares of common stock, which are subject to our right of repurchase in certain circumstances, (b) 312,000 shares of common stock issuable upon the exercise of options that are immediately exercisable, (c) Class B Warrants to purchase 799,999 shares of common stock, and (d) 909,331 shares of common stock issuable upon conversion of Notes. Mr. Newman is also our Chairman, Chief Executive Officer and one of our directors.

(3) Consists of (a) 564,661 shares of common stock, (b) 24,000 shares of common stock issuable upon the exercise of options that are immediately exercisable, (c) Class B Warrants to purchase 800,000 shares of common stock, and (d) 992,000 shares of common stock issuable upon conversion of Notes.

(4)  Consists of Class B Warrants to purchase 533,333 shares of common stock.

(5) Consists of (a) 36,154 shares of common stock owned directly and 212,200 shares of common stock beneficially owned by Unity Venture Capital Associates Ltd. ("Unity"), (b) 55,340 shares of common stock issuable upon the exercise of options owned directly and immediately exercisable, and 36,000 shares of common stock issuable upon the exercise of options beneficially owned by Unity and immediately exercisable, (c) Class B Warrants to purchase 50,000 shares of common stock owned directly and Class B Warrants to purchase 30,000 shares of common stock beneficially owned by Leslie Slutsky, and (d) 62,000 shares of common stock issuable upon the conversion of Notes owned directly, 11,625 shares of common stock issuable upon the exercise of warrants beneficially owned by Unity and 37,200 shares of common stock issuable upon the conversion of Notes beneficially owned by Ms. Slutsky. Mr. Burstein is the president, a director and the principal shareholder of Unity. Ms. Slutsky is Mr. Burstein's spouse.

(6)  Consists of 300,000 shares of common stock.

(7)  Consists of 300,000 shares of common stock.

(8)  Consists of Class A Warrants to purchase 40,000 shares of common stock.

(9)  Consists of Class A Warrants to purchase 50,000 shares of common stock

(10) Consists of Class A Warrants to purchase 40,000 shares of common stock.

(11) Consists of 75,000 shares of common stock.

(12) Consists of (a) 50,000 shares of common stock beneficially owned by Grand Slam LLC ("Grand Slam"), (b) 39,005 shares of common stock issuable upon the exercise of options owned directly that are immediately exercisable,
     (c) Class A Warrants to purchase 100,000 shares of common stock owned directly and Class B Warrants to purchase 133,333 shares of common stock beneficially owned by Grand Slam, and (d) 165,333 shares of common stock issuable upon the conversion of Notes beneficially owned by Grand Slam. Mr. Horowitz is the managing member of Grand Slam and one of our directors.

(13) Consists of (a) 50,000 shares of common stock, (b) 326,197 shares of common stock issuable upon the exercise of options that are immediately exercisable, and (c) Class A Warrants to purchase 50,000 shares of common stock, (d) Class B Warrants to purchase 33,333 shares of common stock, and
     (e) 41,334 shares of common stock issuable upon conversion of Notes.

(14) Consists of (a) 47,497 shares of common stock owned directly and 47,496 shares of common stock jointly owned with Myra Gans, (b) 410,902 shares of common stock issuable upon the exercise of options owned directly and immediately exercisable, and 360,901 shares of common stock issuable upon the exercise of options beneficially owned by Ms. Gans and immediately exercisable, and (c) 24,800 shares of common stock issuable upon conversion of Notes owned directly and 24,800 shares of common stock issuable upon the conversion of Notes beneficially owned by Ms. Gans. Mr. Gans is our President. Ms. Gans is Mr. Gans' spouse.

(15) Consists of (a) Class B Warrants to purchase 20,000 shares of common stock, and (b) 24,800 shares of common stock issuable upon conversion of Notes.

(16) Consists of (a) 20,000 shares of common stock, and (b) 24,800 shares of common stock issuable upon conversion of Notes.

(17) Consists of (a) 47,496 shares of common stock owned directly and 47,497 shares of common stock jointly owned with Arnold Gans, (b) 360,901 shares of common stock issuable upon the exercise of options owned directly and immediately exercisable, and 410,902 shares of common stock issuable upon the exercise of options beneficially owned by Mr. Gans and immediately exercisable, and (c) 24,800 shares of common stock issuable upon conversion of Notes owned directly and 24,800 shares of common stock issuable upon the conversion of Notes beneficially owned by Mr. Gans. Ms. Gans is our Executive Vice President and Secretary. Mr. Gans is Ms. Gans' spouse.

(18) Consists of (a) 28,764 shares of common stock, and (b) 24,800 shares of common stock issuable upon conversion of Notes.

(19) Consists of (a) 36,154 shares of common stock beneficially owned by Larry Burstein, (b) 55,340 shares of common stock issuable upon the exercise of options beneficially owned by Mr. Burstein and immediately exercisable, (c) Class B Warrants to purchase 30,000 shares of common stock owned directly and Class B Warrants to purchase 50,000 shares of common stock beneficially owned by Mr. Burstein, and (d) 37,200 shares of common stock issuable upon conversion of Notes owned directly and 62,000 shares of common stock issuable upon the conversion of Notes beneficially owned by Mr. Burstein. Mr. Burstein is Ms. Slutsky's spouse.

(20) Consists of (a) 54,292 shares of common stock, and (b) Class B Warrants to purchase 50,000 shares of common stock.

(21) Consists of (a) 67,425 shares of common stock, and (b) Class B Warrants to purchase 50,000 shares of common stock.

(22) Consists of (a) 55,140 shares of common stock, and (b) Class B Warrants to purchase 50,000 shares of common stock.

(23) Consists of (a) 66,666 shares of common stock, and (b) 82,665 shares of common stock issuable upon conversion of Notes.

(24) Consists of (a) Class B Warrants to purchase 133,332 shares of common stock, and (b) 165,331 shares of common stock issuable upon conversion of Notes.

(25) Consists of (a) 100,000 shares of common stock, and (b) 124,000 shares of common stock issuable upon conversion of Notes.

(26) Consists of (a) 50,000 shares of common stock, (b) Class B Warrants to purchase 133,334 shares of common stock, and (c) 165,333 shares of common stock issuable upon conversion of Notes. Mr. Horowitz, the managing member of Grand Slam, LLC, is one of our directors.

(27) Consists of (a) 133,334 shares of common stock, and (b) 165,333 shares of common stock issuable upon conversion of Notes.

(28) Consists of (a) Class B Warrants to purchase 266,666 shares of common stock, and (b) 330,665 shares of common stock issuable upon conversion of Notes.

(29) Consists of (a) 26,343 shares of common stock issuable upon the exercise of options that are immediately exercisable, (b) Class B Warrants to purchase 6,666 shares of common stock, and (c) 8,266 shares of common stock issuable upon conversion of Notes. Mr. Rosenberg is also one of our directors.

(30) Consists of (a) Class B Warrants to purchase 13,334 shares of common stock, and (b) 16,533 shares of common stock issuable upon conversion of Notes.

(31) Consists of (a) Class B Warrants to purchase 13,334 shares of common stock, and (b) 16,533 shares of common stock issuable upon conversion of Notes.

(32) Consists of (a) Class B Warrants to purchase 13,334 shares of common stock, and (b) 16,533 shares of common stock issuable upon conversion of Notes.

(33) Consists of (a) 4,482 shares of common stock, (b) Class B Warrants to purchase 20,000 shares of common stock, and (c) 24,800 shares of common stock issuable upon conversion of Notes.

(34) Consists of (a) 11,000 shares of common stock, (b) Class B Warrants to purchase 9,000 shares of common stock, and (c) 24,800 shares of common stock issuable upon conversion of Notes.

(35) Consists of (a) 66,666 shares of common stock, and (b) 82,665 shares of common stock issuable upon conversion of Notes.

(36) Consists of (a) Class B Warrants to purchase 400,000 shares of common stock, and (b) 496,000 shares of common stock issuable upon conversion of Notes.

(37) Consists of (a) Class B Warrants to purchase 782,193 shares of common stock, and (b) 969,919 shares of common stock issuable upon conversion of Notes.

(38) Consists of (a) Class B Warrants to purchase 104,473 shares of common stock, and (b) 129,547 shares of common stock issuable upon conversion of Notes.

(39) Consists of (a) 80,000 shares of common stock, (b) 17,336 shares of common stock issuable upon the exercise of options that are immediately exercisable, (c) warrants to purchase 88,889 shares of common stock, and
     (d) 88,889 shares of common stock issuable upon conversion of Notes.

(40) Consists of (a) warrants to purchase 22,222 shares of common stock, and (b) 22,222 shares of common stock issuable upon conversion of Notes.

(41) Consists of (a) 212,200 shares of common stock, (b) 36,000 shares of common stock issuable upon the exercise of options that are immediately exercisable, and (c) warrants to purchase 11,625 shares of common stock pursuant to a Common Stock Purchase Warrant dated April 22, 2003. Mr. Burstein, the president, a director and the principal shareholder of Unit, is one of our directors.

(42) Consists of warrants to purchase 50,000 shares of common stock pursuant to a Warrant to Purchase Shares of Common Stock dated as of April 1, 2003.

                              PLAN OF DISTRIBUTION

         The selling securityholders, which as used herein includes donees, pledgees, transferees or other successors-in-interest selling Warrants or shares of common stock or interests in Warrants or shares of common stock received after the date of this prospectus from a selling securityholder as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of their Warrants or shares of common stock or interests in Warrants or shares of common stock on any stock exchange, market or trading facility on which the Warrants or shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

         The selling securityholders may use any one or more of the following methods when disposing of shares or interests therein:

         o ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

         o block trades in which the broker-dealer will attempt to sell the Warrants or shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

         o purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

         o an exchange distribution in accordance with the rules of the applicable exchange;

         o        privately negotiated transactions;

         o        short sales effected after the date of this prospectus;

         o through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

         o broker-dealers may agree with the selling securityholders to sell a specified number of such Warrants or shares at a stipulated price per Warrant or share;

         o        a combination of any such methods of sale; and

         o        any other method permitted pursuant to applicable law.

         The selling securityholders may, from time to time, pledge or grant a security interest in some or all of the Warrants or shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the Warrants or shares of common stock, from time to time, under this prospectus, or under a supplement to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933, as amended, amending the list of selling securityholders to include the pledgee, transferee or other successors in interest as selling securityholders under this prospectus. The selling securityholders also may transfer the Warrants or shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

         In connection with the sale of our Warrants, common stock or interests therein, the selling securityholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling securityholders may also sell Warrants or shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling securityholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of Warrants or shares offered by this prospectus, which Warrants or shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

         The aggregate proceeds to the selling securityholders from the sale of the Warrants or common stock offered by them will be the purchase price of the common stock or Warrants less discounts or commissions, if any. Each of the selling securityholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of Warrants or common stock to be made directly or through agents. We will not receive any of the proceeds from this offering. Upon any exercise of the Warrants, however, we will receive the exercise price of the Warrants.

         The selling securityholders also may resell all or a portion of the Warrant or shares in open market transactions in reliance upon Rule 144 under the Securities Act of 1933, as amended, provided that they meet the criteria and conform to the requirements of that rule.

         The selling securityholders and any underwriters, broker-dealers or agents that participate in the sale of the Warrants or common stock or interests therein may be "underwriters" within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the Warrants or shares may be underwriting discounts and commissions under the Securities Act of 1933, as amended. Discounts, concessions, commissions and similar selling expenses, if any, that can be attributed to the sale of the securities will be paid by the selling securityholders and/or the purchasers. Each selling securityholder has represented and warranted to us that it acquired the securities subject to this registration statement in the ordinary course of such selling securityholder's business and, at the time of its purchase of such securities such selling securityholder had no agreements or understandings, directly or indirectly, with any person to distribute any such securities. We have advised each selling securityholder that it may not use Warrants or shares registered under this registration statement to cover short sales of common stock made prior to the date on which this registration statement was declared effective by the Securities and Exchange Commission. Selling securityholders who are "underwriters" within the meaning of Section 2(11) of the Securities Act of 1933, as amended, will be subject to the prospectus delivery requirements of the Securities Act of 1933, as amended.

         To the extent required, the Warrants or shares of our common stock to be sold, the names of the selling securityholders, the respective purchase prices and public offering prices, the names of any agents, dealers or underwriters, any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

         In order to comply with the securities laws of some states, if applicable, the common stock and Warrants may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the Warrants and common stock may not be sold unless the Warrants or common stock, as applicable, has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

         We have advised the selling securityholders that the anti-manipulation rules of Regulation M under the Securities and Exchange Act of 1934, as amended, may apply to sales of Warrants and shares in the market and to the activities of the selling securityholders and their affiliates. In addition, we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling securityholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act of 1933, as amended. The selling securityholders may indemnify any broker-dealer that participates in transactions involving the sale of the Warrants or shares against certain liabilities, including liabilities arising under the Securities Act of 1933, as amended.

                   DESCRIPTION OF SECURITIES TO BE REGISTERED

Common Stock

         We are authorized to issue 20,000,000 shares of our common stock, $0.001 par value per share, of which 4,062,181 shares were issued and outstanding as of March 17, 2006.

         Each outstanding share of common stock entitles the holder to one vote on all matters requiring a vote of stockholders. There is no right to cumulative voting. In the event of voluntary or involuntary liquidation, all common stockholders are entitled to a pro rata distribution of our assets remaining after payment of the claims of creditors and of any preferred stock having liquidation rights superior to those of the common stock. There are no shares of preferred stock currently outstanding. Common stock holders have no preemptive rights to subscribe for additional shares of our equity securities. Holders of our common stock are entitled to dividends if, as and when declared by our board of directors. To date, we have never paid a dividend on our common stock.

Warrants

         We are registering the resale of our Class A Warrants to Purchase Common Stock ("Class A Warrants") and Class B Warrants to Purchase Common Stock ("Class B Warrants") by the holders of our Class A Warrants and Class B Warrants, respectively. Our Class A Warrants and Class B Warrants have been issued under the Class A Warrant Agreement and the Class B Warrant Agreement, respectively, each dated as of June 28, 2005. Except for their respective exercise prices, the rights, preferences and privileges of the Class A Warrants and Class B Warrants are identical. The exercise price of the Class A Warrants is $0.50 per share. The exercise price of the Class B Warrants is $0.75 per share.

         Each Warrant within each class entitles the holder to purchase one share of our common stock, par value $0.001 per share, at the applicable exercise price. The exercise price to be paid upon exercise of each Warrant must be paid in cash. Pursuant to the terms of the Warrants, we have delivered a notice accelerating the expiration date of the Warrants to March 30, 2006. As a result, any Class A and Class B Warrants that are not exercised by the close of business on that date will expire and any rights under those Warrants will terminate and be of no further force or effect after that date. The original expiration date of the Warrants of both classes was July 31, 2006.

         Each Warrant within both classes is subject to adjustment in the event of a Qualified Equity Financing (defined below). If in a Qualified Equity Financing, we sell shares of our common stock (or any instrument convertible, exercisable or exchangeable for our common stock) at a price per share less than the applicable exercise price of a Warrant, then the Warrant is automatically adjusted to become a Warrant to purchase the same number of shares of common stock but at an exercise price equal to the price per share paid in the Qualified Equity Financing. If in a Qualified Equity Financing, we sell shares of our preferred stock (or any instrument convertible, exercisable or exchangeable for our preferred stock) at a price per share equal to or less than the applicable exercise price of a Warrant, then the applicable Warrant is automatically adjusted to become a Warrant to purchase the same number of shares but of the preferred stock sold in the Qualified Equity Financing and at an exercise price equal to the price per share paid for such preferred stock in the Qualified Equity Financing. For purposes of our Warrants, the term "Qualified Equity Financing" means an equity financing in which we sell shares of our common stock or preferred stock (or any instrument convertible, exercisable or exchangeable for our common stock or preferred stock) for net proceeds (including conversion of all of our outstanding convertible promissory notes) in an amount not less than two million dollars ($2,000,000).

         The exercise price and the number of shares of common stock purchasable upon exercise of each Warrant are also subject to adjustment upon the occurrence of certain events, including stock dividends, stock splits, reverse stock splits, recapitalizations and reclassifications of our common stock as well as a reorganization, merger or combination of us with or into any other entity or the sale of all or substantially all of our assets.

         Holders of our Warrants do not have any rights of a stockholder of ours by virtue of holding a Warrant to purchase our common stock.

Warrant Agent and Transfer Agent and Registrar

         The warrant agent for the Warrants, and the transfer agent for our common stock, is American Stock Transfer and Trust Co.

                                  LEGAL MATTERS

         The validity of the Warrants and the shares of common stock offered hereby will be passed upon for us by Foley & Lardner LLP, San Diego, California.

                                     EXPERTS

         Goldstein & Ganz, P.C. ("Goldstein and Ganz"), an independent registered public accounting firm, has audited our consolidated financial statements at January 31, 2005 and 2004, and for the two years in the period ended January 31, 2005, as set forth in their report included with our amended Form 10-KSB for the fiscal year ended January 31, 2005. We have incorporated these financial statements into this prospectus by reference in reliance on Goldstein & Ganz's reports given on their authority as experts in accounting and auditing.

Part II: Information Not Required in Prospectus

Item 13. Other Expenses of Issuance and Distribution

         The expenses to be paid by the registrant are as follows. All amounts other than the SEC registration fee are estimates. The selling stockholders will not pay any of the expenses listed below.

                                                       Amount to
                                                        be Paid
                                                      ------------
         SEC registration fee                         $      3,748
         Legal fees and expenses                      $     25,000*
         Accounting fees and expenses                 $      8,000*
         Printing and engraving                       $      5,000*
         Miscellaneous                                $      3,252*
                                                      ------------
                          Total                       $     45,000*
                                                      ============
-----------------
         *   Estimates.

Item 14. Indemnification of Directors and Officers

         Section 102 of the Delaware General Corporation Law allows a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit.

         Section 145 of the Delaware General Corporation Law provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against amounts paid and expenses incurred in connection with an action or proceeding to which he is or is threatened to be made a party by reason of such position, if such person shall have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the corporation, and, in any criminal proceeding, if such person had no reasonable cause to believe his conduct was unlawful; provided that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the adjudicating court determines that such indemnification is proper under the circumstances.

         The registrant's certificate of incorporation and bylaws include provisions that indemnify directors and officers of the corporation for actions taken in such capacity, if the actions were taken in good faith and in a manner reasonably believed to be in the best interests of the corporation and, in a criminal proceeding, the director or officer had no reasonable cause to believe that his conduct was unlawful. A director or officer who is successful in defending a claim will be indemnified for all expenses incurred in connection with his defense.

Item 15. Recent Sales of Unregistered Securities

         From April 23, 2003 to August 1, 2003, the registrant issued $3,127,500 aggregate principal amount of its 8% Convertible Promissory Notes, and associated common stock purchase warrants, to a limited number of investors in a series of transactions that were exempt from the registration requirements of the Securities Act of 1933, as amended, pursuant to Section 4(2) thereof.

         In December 2003, the registrant issued $250,000 aggregate principal amount of its Convertible Promissory Notes, and associated common stock purchase warrants, to a Clinical Trial Agreement. This transaction was exempt from the registration requirements of the Securities Act of 1933, as amended, pursuant to
Section 4(2) thereof.

Item 16. Exhibits

Exhibit                          Description

   3.1 Certificate of Incorporation of Medical Nutrition USA, Inc., dated March 23, 2003 (1)

   3.2   Bylaws of Medical Nutrition USA, Inc., as adopted March 7, 2003 (2)

   4.1 Form of convertible 8% Notes dated July 31, 2003 between Medical Nutrition USA, Inc. and certain investors (3)

   4.2 Form of Convertible Promissory Note dated December 5, 2003 between Medical Nutrition USA, Inc. and certain investors (4)

   4.3   Form of Class A Warrant Agreement and related Warrant Certificate*

   4.4   Form of Class B Warrant Agreement and related Warrant Certificate*

   4.5 Warrant to Purchase Shares of Common Stock dated as of April 1, 2003 between Medical Nutrition USA, Inc. (f/k/a Gender Sciences, Inc.) and Kirlin Securities, Inc.* a

   4.6 Common Stock Purchase Warrant dated as of April 22, 2003 between Medical Nutrition USA, Inc. and Unity Venture Capital Associates, Ltd.*

   5.1   Opinion of Foley & Lardner LLP.*

  10.1   2000 Long term Incentive Plan (5) #

  10.2   2003 Omnibus Equity Incentive Plan (6) #

  10.3 Employment Agreement dated March 1, 2003 by and between Medical Nutrition USA, Inc. and Francis A. Newman (7) #

  10.4 Employment Agreement dated January 1, 2003 by and between Medical Nutrition USA, Inc. and Arnold M. Gans (8) #

  10.5 Employment Agreement dated January 1, 2003 by and between Medical Nutrition USA, Inc. and Myra D. Gans (9) #

  10.6 Form of Subscription Agreement dated July 31, 2003 between Medical Nutrition USA, Inc. and Organics Corporation of America (10)

  10.7 Form of Subscription Agreement dated July 31, 2003 between Organics Corporation of America and Medical Nutrition USA, Inc. (11)

  10.8 Office Lease dated October 4, 1984 by and between Medical Nutrition, Inc., a predecessor of Medical Nutrition USA, Inc. and Van Brunt Associates, L.P. (12)

  10.9 First Amendment to Office Lease dated October 24, 1994 by and between Medical Nutrition, Inc., a predecessor of Medical Nutrition USA, Inc. and Van Brunt Associates, LP (13)

  10.10 Lease Extension Letter Agreement dated November 17, 1999 by and between Medical Nutrition, Inc., a predecessor of Medical Nutrition USA, Inc. and First Industrial Realty Trust, Inc. (14)

  10.11 Second Amendment to Office Lease dated September 9, 2004 by and between Medical Nutrition USA, Inc. and The Realty Associates Fund VI, L.P.
         (15)

  10.12  Executive Bonus Program effective January 1, 2005 (16) #

  21.1   Subsidiaries of Medical Nutrition USA, Inc. (17)

  23.1 Consent of Goldstein & Ganz, P.C., Independent Registered Public Accounting Firm.

  23.2   Consent of Foley & Lardner LLP (included in Exhibit 5.1).

  24.1 Power of Attorney (included on the signature page of the Registration Statement).

---------------------
*   Previously filed.
#   Indicates management contract or compensatory plan or arrangement.

(1) Incorporated by reference from the Company's Annual Report on Form 10-KSB for the fiscal year ended January 31, 2005.

(2) Incorporated by reference from the Company's Annual Report on Form 10-KSB for the fiscal year ended January 31, 2005.

(3) Incorporated by reference from the Company's Quarterly Report on Form 10-QSB for the fiscal quarter ended July 31, 2003.

(4) Incorporated by reference from the Company's Quarterly Report on Form 10-QSB for the fiscal quarter ended October 31, 2003

(5) Incorporated by reference from the Company's definitive proxy statement for its 2000 Annual Meeting of Shareholders to be held October 19, 2000.

(6) Incorporated by reference from the Company's definitive proxy statement for its 2004 Annual Meeting of Shareholders to be held June 8, 2004.

(7) Incorporated by reference from the Company's Annual Report on Form 10-KSB for the fiscal year ended January 31, 2004.

(8) Incorporated by reference from the Company's Annual Report on Form 10-KSB for the fiscal year ended January 31, 2003.

(9) Incorporated by reference from the Company's Annual Report on Form 10-KSB for the fiscal year ended January 31, 2003.

(10) Incorporated by reference from the Company's Annual Report on Form 10-KSB for the fiscal year ended January 31, 2004.

(11) Incorporated by reference from the Company's Annual Report on Form 10-KSB for the fiscal year ended January 31, 2004.

(12) Incorporated by reference from the Company's Annual Report on Form 10-KSB for the fiscal year ended January 31, 2003.

(13) Incorporated by reference from the Company's Annual Report on Form 10-KSB for the fiscal year ended January 31, 2003.

(14) Incorporated by reference from the Company's Annual Report on Form 10-KSB for the fiscal year ended January 31, 2003.

(15) Incorporated by reference from the Company's Annual Report on Form 10-KSB for the fiscal year ended January 31, 2005.

(16) Incorporated by reference from the Company's Quarterly Report on Form 10-QSB for the fiscal quarter ended July 31, 2005.

(17) Incorporated by reference from the Company's annual Report on Form 10-KSB for the fiscal year ended January 31, 2005.

Item 17. Undertakings

(a)      The undersigned registrant hereby undertakes:

         (1) To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement:

                  (i) To include any prospectus required by section 10(a)(3) of the Securities Act;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

         (2) That, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities that remain unsold at the termination of the offering.

         (4) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable.

         (5) In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such issue.

                                   Signatures


         Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this amended registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Englewood, New Jersey on this 4th day of April, 2006.


                                       Medical Nutrition USA, Inc.

                                       By: /s/ FRANCIS A. NEWMAN
                                           -------------------------------------
                                           Francis A. Newman
                                           Chief Executive Officer


         Pursuant to the requirements of the Securities Act of 1933 this amended registration statement has been signed by the following persons in the capacities indicated as of April 4, 2006:


Signature                                Title(s)
---------                                --------


/s/ FRANCIS A. NEWMAN                    Chairman, Chief Executive Officer and
---------------------------------        Director (principal executive officer)
Francis A. Newman


/s/ JEFFREY JANCO                        Principal Accounting Officer
---------------------------------        (principal accounting officer)
Jeffrey Janco


/s/ ANDREW HOROWITZ*                     Director
---------------------------------
Andrew Horowitz


/s/ BERNARD KORMAN*                      Director
---------------------------------
Bernard Korman


/s/ MARK H. ROSENBERG*                   Director
---------------------------------
Mark H. Rosenberg


                            *  By: /s/ FRANCIS A. NEWMAN
                                   ------------------------------------
                                   Francis A. Newman
                                   Attorney-in-Fact

                                Index to Exhibits

Exhibit                              Description

   3.1 Certificate of Incorporation of Medical Nutrition USA, Inc., dated March 23, 2003 (1)

   3.2   Bylaws of Medical Nutrition USA, Inc., as adopted March 7, 2003 (2)

   4.1 Form of convertible 8% Notes dated July 31, 2003 between Medical Nutrition USA, Inc. and certain investors (3)

   4.2 Form of Convertible Promissory Note dated December 5, 2003 between Medical Nutrition USA, Inc. and certain investors (4)

   4.3   Form of Class A Warrant Agreement and related Warrant Certificate*

   4.4   Form of Class B Warrant Agreement and related Warrant Certificate*

   4.5 Warrant to Purchase Shares of Common Stock dated as of April 1, 2003 between Medical Nutrition USA, Inc. (f/k/a/ Gender Sciences, Inc.) and Kirlin Securities, Inc.*

   4.6 Common Stock Purchase Warrant dated as of April 22, 2003 between Medical Nutrition USA, Inc. and Unity Venture Capital Associates Ltd.*

   5.1   Opinion of Foley & Lardner LLP.*

  10.1   2000 Long term Incentive Plan (5) #

  10.2   2003 Omnibus Equity Incentive Plan (6) #

  10.3 Employment Agreement dated March 1, 2003 by and between Medical Nutrition USA, Inc. and Francis A. Newman (7) #

  10.4 Employment Agreement dated January 1, 2003 by and between Medical Nutrition USA, Inc. and Arnold M. Gans (8) #

  10.5 Employment Agreement dated January 1, 2003 by and between Medical Nutrition USA, Inc. and Myra D. Gans (9) #

  10.6 Form of Subscription Agreement dated July 31, 2003 between Medical Nutrition USA, Inc. and Organics Corporation of America (10)

  10.7 Form of Subscription Agreement dated July 31, 2003 between Organics Corporation of America and Medical Nutrition USA, Inc. (11)

  10.8 Office Lease dated October 4, 1984 by and between Medical Nutrition, Inc., a predecessor of Medical Nutrition USA, Inc. and Van Brunt Associates, L.P. (12)

  10.9 First Amendment to Office Lease dated October 24, 1994 by and between Medical Nutrition, Inc., a predecessor of Medical Nutrition USA, Inc. and Van Brunt Associates, LP (13)

  10.10 Lease Extension Letter Agreement dated November 17, 1999 by and between Medical Nutrition, Inc., a predecessor of Medical Nutrition USA, Inc. and First Industrial Realty Trust, Inc. (14)

  10.11 Second Amendment to Office Lease dated September 9, 2004 by and between Medical Nutrition USA, Inc. and The Realty Associates Fund VI, L.P.
         (15)

  10.12  Executive Bonus Program effective January 31, 2005 (16) #

  21.1   Subsidiaries of Medical Nutrition USA, Inc. (17)

  23.1 Consent of Goldstein & Ganz, P.C., Independent Registered Public Accounting Firm.

  23.2   Consent of Foley & Lardner LLP (included in Exhibit 5.1).

  24.1 Power of Attorney (included on the signature page of the Registration Statement).

---------------------
*   Previously filed.
#   Indicates management contract or compensatory plan or arrangement.

(1) Incorporated by reference from the Company's Annual Report on Form 10-KSB for the fiscal year ended January 31, 2005.

(2) Incorporated by reference from the Company's Annual Report on Form 10-KSB for the fiscal year ended January 31, 2005.

(3) Incorporated by reference from the Company's Quarterly Report on Form 10-QSB for the fiscal quarter ended July 31, 2003.

(4) Incorporated by reference from the Company's Quarterly Report on Form 10-QSB for the fiscal quarter ended October 31, 2003

(5) Incorporated by reference from the Company's definitive proxy statement for its 2000 Annual Meeting of Shareholders to be held October 19, 2000.

(6) Incorporated by reference from the Company's definitive proxy statement for its 2004 Annual Meeting of Shareholders to be held June 8, 2004.

(7) Incorporated by reference from the Company's Annual Report on Form 10-KSB for the fiscal year ended January 31, 2004.

(8) Incorporated by reference from the Company's Annual Report on Form 10-KSB for the fiscal year ended January 31, 2003.

(9) Incorporated by reference from the Company's Annual Report on Form 10-KSB for the fiscal year ended January 31, 2003.

(10) Incorporated by reference from the Company's Annual Report on Form 10-KSB for the fiscal year ended January 31, 2004.

(11) Incorporated by reference from the Company's Annual Report on Form 10-KSB for the fiscal year ended January 31, 2004.

(12) Incorporated by reference from the Company's Annual Report on Form 10-KSB for the fiscal year ended January 31, 2003.

(13) Incorporated by reference from the Company's Annual Report on Form 10-KSB for the fiscal year ended January 31, 2003.

(14) Incorporated by reference from the Company's Annual Report on Form 10-KSB for the fiscal year ended January 31, 2003.

(15) Incorporated by reference from the Company's Annual Report on Form 10-KSB for the fiscal year ended January 31, 2005.

(16) Incorporated by reference from the Company's Quarterly Report on Form 10-QSB for the fiscal quarter ended July 31, 2005.

(17) Incorporated by reference from the Company's Annual Report on Form 10-KSB for the fiscal year ended January 31, 2005.